                                                                                                                           EXHIBIT 21

Subsidiaries of NetIQ Corporation

Jurisdiction of
Subsidiary	Incorporation
NetIQ Asia Pte. Ltd.	Singapore
NetIQ K.K.	Japan
NetIQ Limited	United Kingdom
NetIQ Pty. Ltd.	Australia
WebTrends Corporation	Oregon, USA